Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Globavend Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares	457(c)	24,001,323 (1)	$0.885	(2)	$21,241,170.9	0.00014760	3,135.2	(3)
Fees Previously Paid									-
	Total Offering Amounts								3,135.2
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								3,135.2

(1)	Represents approximately 23,389,077 Ordinary Shares based on the closing price of our shares on The Nasdaq Market LLC (“Nasdaq”), on June 27, 2024 of $0.8551 per share, together with the Initial Commitment Shares of 306,123 Ordinary Shares, and up to an additional 306,123 Ordinary Shares being the True-up Shares

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on Nasdaq on June 27, 2024 ($0.885 per Ordinary Share), in accordance with Rule 457(c) of the Securities Act.

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00014760.